Exhibit 99.1

TO:	Community First Bankshares, Inc. Directors and Officers Subject to Section 16

FROM:	Galen Skarphol

DATE:	August 27, 2003

RE:	RESTRICTION ON TRADING CFB EQUITY SECURITIES

The Community First Bankshares, Inc. 401(k) Retirement Plan (the “Plan”) will be entering a blackout period (the “Plan Blackout Period”) due to the transitioning of the Plan Administrator from Federated Retirement Plan Services to the Principal Financial Group (The Principal). During the Plan Blackout Period, Plan participants will be subject to restrictions on executing transactions in their Plan accounts, including changing how participant contributions are invested, receiving distributions or loans and transferring balances among Plan funds.  Participants under the Plan were notified of the Plan Blackout Period by notice on August 20, 2003.

The Plan Blackout Period commences at 4:00 p.m. (Eastern time) on Thursday, September 18, 2003 and is currently expected to end November 5, 2003. Pursuant to rules under the Sarbanes-Oxley Act of 2002, you may not acquire, sell or otherwise transfer any equity security of the Company, including stock options, during the Plan Blackout Period.  There are narrow exemptions to the trading prohibition.  If you want to discuss these, please call me at (701) 298-5625.

While we anticipate a smooth transition with respect to the Plan, you will be notified in the unlikely event that an extension of the Plan Blackout Period is required past November 5, 2003.

Please direct any questions regarding the blackout period and the changes in the Plan to Mark Anderson (701) 298-5622, Craig Weiss (701) 298-5624 or me at (701) 298-5625, or you may contact any of the above persons via U.S. mail at Community First Bankshares, Inc., 520 Main Avenue, Fargo, North Dakota, 58124.